UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 17, 2014

Liberty Global plc

(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

38 Hans Crescent, London, England

SW1X 0LZ

(Address of Principal Executive Office)

+44.20.7190.6449 or 303.220.6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 24, 2014, Liberty Global plc (Liberty Global) completed a reorganization of its credit pools. VTR GlobalCom SpA (VTR GlobalCom) and VTR Wireless SpA (VTR Wireless), which operate Liberty Global’s broadband and wireless businesses in Chile and are each 80% owned by Liberty Global, were placed in a separate credit pool with their parent, VTR Finance B.V. (VTR Parent), an indirect wholly-owned subsidiary of Liberty Global. In connection with the reorganization, VTR Parent was extracted from the UPC Holding B.V. (UPC) credit pool and VTR Parent and certain of its subsidiaries entered into the following financing transactions:

Senior Secured Notes

On January 17, 2014, VTR Parent entered into a purchase agreement (the Purchase Agreement) pursuant to which a syndicate of underwriters agreed to purchase, and VTR Parent agreed to issue at par, $1.4 billion principal amount of 6-7/8% senior secured notes due 2024 (the Notes).  Interest on the Notes will be payable semi-annually on each January 15 and July 15, beginning July 15, 2014.  The Notes will mature on January 15, 2024.

On January 24, 2014 (the Issue Date), the Notes were issued pursuant to an indenture (the Indenture), dated the Issue Date, between, among others, VTR Parent and The Bank of New York Mellon, London Branch, as trustee. The net proceeds from the issuance of the Notes were used, together with other cash on hand of Liberty Global and certain of its subsidiaries, to repay outstanding indebtedness under the R, S and AE facilities of the UPC Broadband Holding BV credit facility.

The Notes are senior obligations of VTR Parent and rank equally in right of payment with all other existing and future indebtedness of VTR Parent that is not subordinated in right of payment to the Notes, and senior in right of payment to all existing and future indebtedness of VTR Parent that is subordinated in right of payment to the Notes. Within 45 days following the Issue Date, the Notes will be secured by a pledge over all the shares of VTR Parent and two of VTR Parent’s subsidiaries, United Chile LLC and UPC Chile Mobile Holding B.V.

Subject to the circumstances described below, the Notes may be redeemed at any time prior to January 15, 2019, at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to (but excluding) the redemption date and a “make-whole” premium, which is the present value of all remaining scheduled interest payments to January 15, 2019, using the discount rate (as specified in the Indenture) as of the applicable redemption date plus 50 basis points.

At any time prior to January 15, 2019, VTR Parent may redeem during each 12-month period commencing with the Issue Date up to 10% of the principal amount of the Notes at a redemption price equal to 103% of the principal amount thereof plus accrued and unpaid interest.

VTR Parent may redeem all or part of the Notes at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest and Additional Amounts (as defined in the Indenture), if any, to the applicable redemption date, if redeemed during the twelve-month period commencing on January 15 of the years set forth below:

Year	Redemption Price

2019	103.438%
2020	102.292%
2021	101.146%
2022 and, if applicable, thereafter	100%

In addition, at any time prior to January 15, 2017, VTR Parent may redeem up to 40% of the Notes with the net proceeds of one or more specified equity offerings at the redemption price of 106.875%.  Further, VTR Parent may redeem all, but not less than all, of the Notes at a price equal to their principal amount plus accrued and unpaid interest upon the occurrence of certain changes in tax law.

A copy of the Indenture is attached hereto as Exhibit 4.1 and incorporated herein by reference. The foregoing description of the Indenture is qualified in its entirety by reference to the full text thereof set forth in Exhibit 4.1.

Senior Credit Facility Agreement

On January 13, 2014, VTR GlobalCom, VTR Wireless and VTR Banda Ancha (Chile) SpA, as borrowers (the Original Borrowers), entered into a new $200 million senior secured revolving credit facility made up of a USD facility and a Chilean peso facility (the Senior Credit Facility) under a senior facilities agreement (the Senior Credit Facility Agreement). The interest rate in respect of a USD facility is equal to LIBOR (as defined in the Senior Credit Facility Agreement) plus 2.75% per annum. The interest rate in respect of a Chilean peso facility is equal to the applicable interbank offered rate for pesos in the relevant interbank market plus a margin per annum as agreed between the lenders under the Chilean peso facility and VTR GlobalCom.  The Senior Credit Facility Agreement also provides for additional facilities. The Senior Credit Facility may be used for general corporate and working capital purposes of VTR GlobalCom and its subsidiaries and VTR Wireless and its subsidiaries, if any.  The final stated maturity date of the Senior Credit Facility is 6 years (in respect of a USD facility) and 5 years (in respect of a Chilean peso facility), in each case from the date of the Senior Credit Facility Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Name
4.1

Indenture dated January 24, 2013 between VTR Finance B.V.,  The Bank of New York Mellon, London Branch, as trustee and security agent, and The Bank of New York Mellon, as paying agent, registrar and transfer agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC.

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: January 24, 2014

Exhibit Index

Exhibit No.	Name
4.1

Indenture dated January 24, 2013 between VTR Finance B.V.,  The Bank of New York Mellon, London Branch, as trustee and security agent, and The Bank of New York Mellon, as paying agent, registrar and transfer agent.